Exhibit 10.15

EXECUTION COPY

MASTER REPURCHASE AGREEMENT

Dated as of December 3, 2010

Between

NEW CENTURY BANK d/b/a CUSTOMERS BANK, as Buyer,

and

EXCEL MORTGAGE SERVICING, INC., as Seller,

and

AMERIHOME MORTGAGE CORPORATION, as Seller

i

MASTER REPURCHASE AGREEMENT

THIS MASTER REPURCHASE AGREEMENT (“Agreement”) is made December 3, 2010, by and between EXCEL MORTGAGE SERVICING, INC., a California corporation, with an address at 19500 Jamboree Road #400, Irvine, California 92612, as a seller (“Excel”), AmeriHome Mortgage Corporation, a Michigan corporation, with an address at 2141 W. Bristol Road, Flint, Michigan 48507, as a seller (“AmeriHome”) (Excel and AmeriHome are individually and collectively referred to herein as “Seller”), and New Century Bank d/b/a Customers Bank, a Pennsylvania state-chartered bank, with an address at 99 Bridge Street, Phoenixville, Pennsylvania (the “Buyer”), under the following circumstances:

RECITAL

Seller seeks a source of funding for use in originating and closing Mortgage Loans and Buyer is willing to provide such funds to Seller for use in the closing of Mortgage Loans upon the terms contained in this Agreement.  To accomplish this goal, from time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans at a date certain not later than sixty (60) days after the date of transfer, against the transfer of funds by Seller.  Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, unless otherwise agreed upon in writing.  At any time during the term of this Agreement, the total outstanding principal balance of all Mortgage Loans then owned by Buyer shall not exceed the Maximum Aggregate Purchase Price.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree:

1.             Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings.

(a)           “Accepted Servicing Practices” means, with respect to any Mortgage Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending  institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and in a manner at least equal in quality to the servicing Seller or Seller’s designee provides to mortgage loans which it owns in its own portfolio.

(b)           “Adjusted Tangible Net Worth” means, at any date, Tangible Net Worth minus all receivables from directors, officers, shareholders and Affiliates of Seller (including, without limitation, receivables arising from or related to loans made by Seller to such directors, officers, shareholders or Affiliates) to the extent such receivables are not otherwise eliminated in consolidation.

(c)           “Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  “Control” as used herein means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

(d)           “Agency” means Fannie Mae, Freddie Mac, FHA, Ginnie Mae and VA.

(e)           “Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property.

(f)            “Average Monthly Deposits” shall mean the monthly average of free collected balances in non-interest bearing accounts in the name of Seller (or held by Seller in trust for third parties) with Buyer, deducting any unpaid service charges or float required by Buyer under its normal practices to compensate Buyer for the maintenance of such accounts and taking into consideration reserve requirements and other costs of complying with applicable law (including but not limited to any FDIC premium applicable to such accounts.

(g)           “Balance Funded Amount” means the Average Monthly Deposits minus One Million and 00/100 Dollars ($1,000,000).

(h)           “Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.

(i)            “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Pennsylvania or California are authorized or obligated to close their regular banking business.  For purposes of any rescission period required by the Real Estate Settlement Procedures Act, Saturday shall be a Business Day.

(j)            “Code” means the Internal Revenue Code of 1986, as amended.

(k)           “Collateral” means the Purchased Items.

(l)            “Commitment Fee” means 0.0% of the Maximum Aggregate Purchase Price.

(m)          “Confirmation” has the meaning provided in Section 3(a) hereof.

(n)           “Contractual Obligations” means, as to any Person, the provisions of any security issued by such Person, or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its properties is bound.

(o)           “Default Rate” means the Pricing Rate plus three percent (3%) per annum.

(p)           “Dry Mortgage Loan” means any Mortgage Loan that is not a Wet-Ink Mortgage Loan.

(q)           “Electronic Tracking Agreement” means the Electronic Tracking Agreement dated as of December 3, 2010 among Buyer, Seller, MERSCORP, Inc. and MERS, as the same may be amended, supplemented or modified from time to time provided, if no Mortgage Loans are or will be MERS Mortgage Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

(r)            “Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof.

(s)           “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be from time to time supplemented or amended.

(t)            “ERISA Affiliates” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

(u)           “Event of Default” has the meaning provided in Section 8 hereof.

(v)           “Existing Indebtedness” has the meaning set forth in Section 2(a)(17).

(w)          “Fannie Mae” means Fannie Mae or any successor thereto.

(x)            “FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto.

(y)           “FHA Approved Mortgagee” shall mean an institution which is approved by FHA to act as mortgagee of record pursuant to FHA Regulations.

(z)            “Freddie Mac” means Freddie Mac or any successor thereto.

(aa)         “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.  All financial data used in financial calculations called for in this Agreement, including without limitation, all financial covenants and all financial statements, shall be determined and presented in accordance with GAAP.

(bb)         “Ginnie Mae” means the Government National Mortgage Association or any successor thereto.

(cc)         “Governmental Authority” means any nation or governments, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(dd)         “Guarantor” means the guarantor listed in the Guaranty.

(ee)         “Guaranty” means the guaranty of the Guarantor dated as of the date hereof as the same may be amended from time to time, pursuant to which the Guarantor fully and unconditionally guarantees the obligations of the Seller hereunder.

(ff)           “Indebtedness” means, as to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days after the date the respective goods are delivered or the respective services are rendered; (c) obligations of others secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) capital lease obligations of such Person (determined in accordance with GAAP); (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others guaranteed by such Person; (h) obligations of limited partnerships of which such Person is a general partner; and (i) obligations evidenced by bonds, debentures, notes or similar instruments.

(gg)         “LIBOR” means, as of any day, the rate per annum (rounded upward, if necessary to the nearest 1/16th of 1%) obtained by dividing (1) one-month interest period London Interbank Offered Rate fixed by the British Bankers Association for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) on such day as determined by the Buyer for such day from any broker, quoting service or commonly available source utilized by the Buyer by (2) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other applicable category of liabilities) on such date to any member bank of the Federal Reserve System.  Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Lender’s sole discretion.  In the event LIBOR is ever less than 0.75%, the LIBOR rate used to calculate the Pricing Rate shall be 0.75%.

(hh)         “Lien” means any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

(ii)           “Material Adverse Effect” means a material adverse effect on (a) the property, business, operations or financial condition of Seller, (b) the ability of Seller to perform its obligations under any of the Purchase Documents to which it is a party, (c) the validity or enforceability of any of the Purchase Documents, (d) the rights and remedies of Buyer under any of the Purchase Documents, or (e) the timely repurchase of the Mortgage Loans or payment of other amounts payable in connection therewith.

(jj)           “Maximum Aggregate Purchase Price” means Twenty Five Million and 00/100 Dollars ($25,000,000.00).

(kk)         “Maximum Funding Capacity” means the Maximum Aggregate Purchase Price plus the maximum amount available to Seller from all other loan repurchase facilities, warehouse facilities or similar facilities to which Seller is a party.

(ll)           “MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

(mm)       “MERS Mortgage Loan” means any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note, and which is identified as a MERS Mortgage Loan on the Mortgage.

(nn)         “MIN” means the MERS identification number permanently assigned to each MERS Mortgage Loan.

(oo)         “Minimum Maintenance Account Balance” means the minimum amount required to be maintained in a non-interest bearing account at Buyer.

(pp)         “Mortgage” means, with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument, which creates a first lien on a fee simple estate which secures the Note.

(qq)         “Mortgage Loan” means a residential real estate secured loan and the entire corresponding file therefore purchased by Buyer hereunder and including, without limitation: (1) the Note, any reformation thereof, and a related Mortgage and security agreement (if applicable); (2) all guaranties and insurance policies, including, without limitation, all mortgage and title insurance policies and all fire and extended coverage insurance policies and rights of Seller to return premiums or payments with respect thereto; and (3) all right, title and interest of Seller in the Mortgaged Property.

(rr)           “Mortgaged Property” means the real property securing repayment of the debt evidenced by a Note (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) but excludes any leasehold estates.

(ss)         “Mortgagor” means the obligor on a Note or a person who has executed a Mortgage.

(tt)           “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

(uu)         “Non-Utilization Fee” has the meaning provided in Section 3(o) hereof.

(vv)         “Note” means, with respect to any Mortgage Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

(ww)       “Obligations” means any and all debts, obligations and liabilities of Seller to Buyer (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Purchase Documents.

(xx)          “Obligor” means the Person or Persons obligated to pay the indebtedness which is the subject of a Mortgage Loan.

(yy)         “Permitted Other Debt” means that Indebtedness approved by Buyer as permitted other debt.

(zz)          “Person” means any corporation, natural person, firm, joint venture, partnership, limited liability company, limited liability partnership, trust, unincorporated organization, Governmental Authority or other entity.

(aaa)       “Plan” means an employee benefit or other plan established or maintained by either Seller or any ERISA Affiliate that is covered by Title IV of ERISA, other than a Multiemployer Plan.

(bbb)      “Price Differential” means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

(ccc)       “Pricing Rate” means LIBOR plus:

(1)           4.0% with respect to Transactions from the Purchase Date through thirty (30) days after the Purchase Date;

(2)           5.0% with respect to Transactions from the thirty-first (31st) day through the forty-fifth (45th) day after the Purchase Date;

(3)           6.0% with respect to Transactions from the forty-sixth (46th) day through the sixtieth (60th) day after the Purchase Date;

(4)           the rate determined in the sole discretion of Buyer with respect to any other Transactions so identified by Buyer in agreeing to enter into such Transaction.

The Pricing Rate shall change in accordance with LIBOR.

(ddd)      “Purchased Items” has the meaning provided in Section 4(a) hereof.

(eee)       “Purchase Date” means the date on which Mortgage Loans are transferred by Seller to Buyer.

(fff)         “Purchase Documents” means this Agreement, guaranty, if any, each Purchase Request and each other document, instrument or agreement executed by Seller in connection herewith, as any of the same may be amended, extended or replaced from time to time.

(ggg)      “Purchase Price” means on each Purchase Date, the price at which Mortgage Loans are transferred by Seller to Buyer.  The Purchase Price Percentage shall be applied against the principal amount of the Mortgage Loan to determine the Purchase Price.

(hhh)      “Purchase Price Percentage” means, except as otherwise provided in Section 6(k) of this Agreement, within respect to each Mortgage Loan, ninety-eight percent (98%).

(iii)          “Purchase Request” means a request for a Mortgage Loan purchase conveyed to Buyer from a duly authorized officer of Seller, in a form similar to Exhibit II attached hereto.  Any such Purchase Request made orally shall be confirmed in writing upon the request of Buyer.

(jjj)          “Qualified Insurer” means an insurance company duly qualified as such under the laws of each state in which any Mortgaged Property is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by the applicable Agency.

(kkk)       “Reportable Event” means a reportable event as defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

(lll)          “Repurchase Date” shall mean the date on which Seller is to repurchase the Mortgage Loans from Buyer provided that in no event shall the Repurchase Date be in excess of sixty (60) days after the Purchase Date.

(mmm)    “Repurchase Obligations” has the meaning provided in Section 4(b) hereof.

(nnn)      “Repurchase Price” means the price at which Mortgage Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination decreased by all cash, income and late fees actually received by Buyer related to such Mortgage Loans.

(ooo)      “Required Documents” means for any Mortgage Loan, those items described on Exhibit I attached hereto.  At Buyer’s reasonable discretion, Buyer may change the

Required Documents by delivering a new Exhibit I to Seller which shall be effective three (3) Business Days after delivery of the new Exhibit I to Seller.

(ppp)      “Requirements of Law” means, as to any Person, all requirements and prohibitions contained in the Certificate of Incorporation, Bylaws, Certificates of Formation and Operating Agreement, or other organizational or governing documents of such Person, and of any law, treaty, rule or regulation, or of any final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.

(qqq)      “Settlement Agent” means, unless such entity is disapproved by prior written notice of the Buyer, the title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Mortgage Loan is being originated, to which the proceeds of such Transaction are to be wired.

(rrr)         “Subsidiary” means any Person, more than fifty percent (50%) of the stock or other ownership interest of which, having by the terms thereof, ordinary voting power to elect the board of directors, managers or trustees of such corporation, partnership or joint venture (irrespective of whether or not at the time stock of any other class or classes of such corporation, partnership or joint venture shall have or might have voting power by reason of the happening of any contingency) shall, at the time as of which any determination is being made, be owned, either directly by Seller or through Seller’s Subsidiaries.

(sss)       “Take-out Investor” means Fannie Mae, Freddie Mac, Ginnie Mae or any non-agency investor approved in advance by Buyer.

(ttt)         “Tangible Net Worth” means the excess of total assets over total liabilities, less all assets which would be classified as intangible assets under GAAP, including, without limitation, purchased and capitalized value of servicing rights, goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and research and product development costs).

(uuu)      “Termination Date” means June 30, 2011, or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

(vvv)      “Third Party Mortgage Loan” means a Mortgage Loan that was acquired by Seller from a third party mortgage loan originator (including Affiliates of Seller).

(www)    “Transaction” shall have the meaning set forth in the Recital to this Agreement.

(xxx)        “Underwriting Standards” means the underwriting guidelines which comply with the current requirements of Fannie Mae, Freddie Mac or Ginnie Mae (depending upon which agency the Seller will sell the Mortgage Loan) or the underwriting guidelines of any other Take-out Investor (if the Seller will sell the Mortgage Loan to such  other Take-out Investor).

(yyy)      “UCC” means the Uniform Commercial Code in the applicable jurisdiction.

(zzz)        “Unrestricted Minimum Cash Balance” means the combined unrestricted cash and cash equivalents on the balance sheets of Excel and AmeriHome that is free and clear of any liens net of any outstanding checks and in-transit items.

(aaaa)     “Utilization Percentage” has the meaning provided in Section 3(o) hereof.

(bbbb)    “VA” means the Veterans Administration and any successor agency.

(cccc)     “Wet-Ink Mortgage Loan” means a Mortgage Loan which Seller is selling to Buyer simultaneously with the origination thereof and the original Note and other Required Documents are to be delivered to the Buyer pursuant to Section 3(f) hereof.

2.             Representations and Warranties.

(a)           Corporate Representations and Warranties.  Seller represents and warrants to Buyer as of the date hereof and as of each Purchase Date for any Transaction that:

(1)           Seller Existence.  Excel has been duly organized and is validly existing as a corporation in good standing under the laws of the State of California.  AmeriHome has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Michigan.

(2)           Licenses.  Seller is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect.  Seller has the requisite power and authority and legal right to originate the Mortgage Loans and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage  Loans, and to execute and deliver, engage in the Transactions contemplated by, and perform and observe the terms and conditions of, the Purchase Documents.

(3)           Power.  Seller has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4)           Due Authorization.  Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Purchase Documents, as applicable.  This Agreement has been, and, in the case of the applicable Purchase Request not yet executed, will, on such Purchase Date, be duly authorized, executed and delivered by Seller, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Seller in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5)           Financial Statements.  Seller has heretofore furnished to Buyer a copy of (a) its consolidated and consolidating balance sheet and the consolidated and consolidating balance sheets of its consolidated Subsidiaries for the fiscal year of Seller ended December 31, 2009 and the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of its certified public accountants and (b) its consolidated and consolidating balance sheet and the consolidated and consolidating balance sheets of its consolidated Subsidiaries for the quarterly fiscal period of Seller ended September 30, 2010, and the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis.  Since September 30, 2010 there has been no material adverse change in the consolidated business, operations or financial condition of Seller and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Seller aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change.  Seller has, on the date of the statements delivered pursuant to this Section 2(a)(5) no material liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing.

(6)           Solvency.  Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business.  Seller does not intend to incur, nor does it believe it has incurred, debts beyond its ability to pay such debts as they mature nor is it contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets.  Seller is not transferring any Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

(7)           No Conflicts.  The execution, delivery and performance by Seller of the Purchase Documents does not conflict with any term or provision of any Requirements of Law, which conflict would have a Material Adverse Effect, and will not result in any violation of any mortgage, instrument, agreement or obligation to which Seller is a party.

(8)           True and Complete Disclosure.  All information, reports, exhibits, schedules, financial statements or certificates of Seller, the Guarantors, Subsidiaries or any of their officers furnished or to be furnished by Seller to Buyer in connection with the initial or any ongoing due diligence of Seller, the Guarantors, Subsidiaries or any of their officers, or the negotiation, preparation, or delivery of this Agreement are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

(9)           Approvals.  No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Seller of the Purchase Documents, except for the filing of financing statements.

(10)         Litigation.  There is no action, proceeding or investigation pending with respect to which Seller has received service of process or, to the best of Seller’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of any Purchase Document, (B) seeking to prevent the consummation of any of the transactions contemplated by any Purchase Document, (C) makes a claim individually in an amount greater than $250,000 or in an aggregate amount greater than $500,000, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder, or (E) which might materially and adversely affect the validity of the Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of, any Purchase Document.

(11)         Material Adverse Change.  There has been no material adverse change in the business, operations, financial condition or properties of Seller, the Guarantors or Subsidiaries since the date set forth in the most recent financial statements supplied to Buyer by Seller.

(12)         Taxes.  Seller and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate.

(13)         Investment Company.  Neither Seller nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(14)         Chief Executive Office: Jurisdiction of Organization.  Excel’s chief executive office is located at 19500 Jamboree Road #400, Irvine, California 92612.  Excel’s jurisdiction of organization is California.  AmeriHome’s chief executive office is located at 2141 W. Bristol Road, Flint, Michigan 48507.  AmeriHome’s jurisdiction of organization is Michigan.  Seller has no trade name.  During the preceding five years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy, receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(15)         Location of Books and Records.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Mortgage Loans, is its chief executive office.

(16)         ERISA.  Each Plan to which Seller or its Subsidiaries make direct contributions, and, to the knowledge of Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(17)         Other Indebtedness.  All Indebtedness (other than Indebtedness evidenced by this Agreement) of Seller existing on the date hereof is listed on Exhibit III hereto (the “Existing Indebtedness”).

(18)         Agency Approvals.  AmeriHome is approved by FHA and, to the extent necessary, Seller is approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act.  In each such case, as applicable, Seller is in good standing, with no event having occurred or Seller having any reasonable basis to believe or suspect will occur, as the case may be, including, without limitation, a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the FHA or to the Department of Housing and Urban Development.  Should Seller for any reason cease to possess all such applicable approvals, or should notification to the FHA or to the Department of Housing and Urban Development be required, Seller shall so notify Buyer immediately in writing.

(19)         Plan Assets.  Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(l) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in Seller’s hands.

(20)         No Prohibited Persons.  Neither Seller, the Guarantors, Subsidiaries, nor any of their officers, directors, partners, employees or members, is an entity or person (or to Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/tllsdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above.

(b)           Representations and Warranties Re: Mortgage Loan.  Seller represents and warrants to Buyer, with respect to each Mortgage Loan, that as of the date hereof and as of each day the Mortgage Loan is subject to a Transaction that:

(1)           No Outstanding Charges.  There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is more recent, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder.

(2)           Original Terms Unmodified.  The terms of the Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination, except by a written instrument which has been recorded, if necessary to protect the interests of Buyer. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the title insurance policy.  No Mortgagor in respect of the Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Required Documents.

(3)           FHA/VA Approval.  For any FHA Mortgage Loans or VA Mortgage Loans, all parties which have had any interest in the Mortgage, whether as mortgagee or assignee, are (or, during the period in which they held and disposed of such interest, were) an FHA Approved Mortgagee or VA Approved Lender as the case may be.

(4)           FHA Mortgage Insurance; VA Loan Guaranty.  Upon the issuance of the related Mortgage Insurance Certificate, with respect to each FHA Mortgage Loan, the FHA Mortgage Insurance Contract is in full force and effect and there exists no impairment to full recovery without indemnity to the Department of Housing and Urban Development or the FHA under FHA Mortgage Insurance.  With respect to the VA Mortgage Loans, the VA Mortgage Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein.  Upon the Approval Date, with respect to each FHA Mortgage Loan and VA Mortgage Loan, all necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA and the VA, respectively, to the full extent thereof, without surcharge, set-off or defense.  Each FHA Mortgage Loan and VA Mortgage Loan was originated in accordance with the requirements of the applicable Agency.

(5)           No Defenses.  The Mortgage Loan is not subject to any right of rescission, setoff, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated.

(6)           Hazard Insurance.  The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan with respect to each Mortgage Loan, (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, or (iv) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ (or such shorter period as may be prescribed by applicable law) prior written notice to the mortgagee. No such notice has been received by Seller. All premiums due and owing on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefore from such Mortgagor (as such right to seek reimbursement may be limited by applicable law). Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(7)           Compliance with Applicable Laws.  Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, all applicable predatory and abusive lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, national security/anti-terror, or disclosure laws applicable to the origination and servicing of such Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon five (5) Business Days’ prior request, evidence of compliance with all such requirements.

(8)           No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole-or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission except (i) in connection with an assumption agreement which has been approved by the FHA, to the extent required by the applicable FHA Insurance Contract, (ii) in the case of a release of a portion of the land comprising a Mortgaged Property or (iii) a release of a blanket Mortgage which release will not cause the Mortgage Loan to fail to satisfy the Underwriting Standards. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(9)           Location and Type of Mortgaged Property.  The Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development.  No residence or dwelling is a mobile home.  No portion of the Mortgaged Property is used for commercial purposes; provided that any Mortgaged Property that contains a home office shall not be considered used for commercial purposes so long as the Mortgaged Property has not been altered for commercial purposes.

(10)         Valid Lien.  The Mortgage is a valid, subsisting, enforceable and perfected first lien and first priority security interest with respect to each Mortgage Loan, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing.  The lien of the Mortgage is subject only to:

(i)            the lien of current real property taxes and assessments not yet due and payable;

(ii)           covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the related Mortgaged Property set forth in such appraisal; and

(iii)          other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest with respect to each Mortgage Loan, on the property described therein and Seller has full right to pledge and assign the same to Buyer.  The

Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(11)         Validity of Mortgage Documents.  The Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency or reorganization laws, rules and regulations and by general principles of equity.  All parties to the Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Note, the Mortgage and any such agreement, and the Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties.  No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan.

(12)         Full Disbursement of Proceeds.   The proceeds of the Mortgage Loan have been fully disbursed and there is no further requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Note or Mortgage.

(13)         Ownership.  Seller is the sole owner and holder of the Mortgage Loan.  The Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer, pledge and assign the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to assign, transfer and pledge each Mortgage Loan pursuant to this Agreement and following the pledge of each Mortgage Loan, Buyer will hold such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(14)         Doing Business.  All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state or (D) not doing business in such state.

(15)         LTV.  No Mortgage Loan has a loan-to-value ratio in excess of 100%.  With respect to any Mortgage Loan that has a loan-to-value ratio in excess of eighty percent (80%), the portion of the unpaid principal balance which is in excess of eighty percent (80%) of the original amount of the Mortgage Loan is and will be insured as to payment defaults under a private mortgage insurance policy issued by a primary mortgage insurer licensed to do business in the state in which the Mortgaged Property is located an acceptable to Fannie Mae or Freddie Mac, so as to reduce the Mortgage Loan holder’s exposure, all in accordance with the standards of Fannie Mae or Freddie Mac and applicable law.  Notwithstanding the foregoing, however, such a private mortgage insurance policy is not required for a Mortgage Loan that has a loan-to-value ratio in excess of eighty percent (80%) if such Mortgage Loan is an FHA Mortgage Loan or VA Mortgage Loan that meets the requirements of Section 2(b)(4) above.  All provisions of such primary mortgage insurance policy have been complied with; such policy is valid and in full force and effort and all premiums due thereunder have been paid.

(16)         Title Insurance.  The Mortgage Loan is covered by an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to FHA, Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to FHA, Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (i), (ii) and (iii) of paragraph (10) of this Section 2(b), with respect to each Mortgage Loan.  Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance.  Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein.  The title policy does not contain any special exceptions (other than the standard exclusions or other exclusions customary in the relevant jurisdiction) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading.  Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement.  No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(17)         No Defaults.  There is no default, breach, violation or event of acceleration existing under the Mortgage or the Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

(18)         No Mechanics’ Liens.  There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with the lien of the Mortgage.

(19)         Location of Improvements; No Encroachments.  All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property.  No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(20)         Origination; Payment Terms.  The Mortgage Loan was originated by or in conjunction with a mortgage banker licensed under applicable state law, a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority.  Monthly principal and interest payments on the Mortgage Loan commenced or will commence no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan.  The mortgage interest rate is adjusted, with respect to adjustable rate Mortgage Loans, on each interest rate adjustment date to equal the index plus the gross margin (rounded up or down to the nearest .125%), subject to the mortgage interest rate cap.  With respect to each Mortgage Loan, the Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest, with respect to an adjustable rate mortgage loan, are subject to change due to the adjustments to the mortgage interest rate on each adjustment date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization.  No Mortgage Loan contains a balloon payment feature or payments of interest only for a period of time.

(21)         Customary Provisions.  The Note has a stated maturity.  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.  Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property.  There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(22)         Conformance with Underwriting Standards and Agency Standards.  The Mortgage Loan was underwritten in accordance with the Underwriting Standards in effect at the time of the origination of such Mortgage Loan with any exceptions thereto exercised in a prudent manner based on compensating factors and having no adverse effect upon the value of such Mortgage Loan.  The Note and Mortgage are on forms similar to those used by Freddie Mac or Fannie Mae and Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.

(23)         Occupancy of the Mortgaged Property.  As of the Purchase Date the Mortgaged Property is either vacant or lawfully occupied under applicable law.  All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.  Seller has not received written notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be.  Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.

(24)                            No Additional Collateral.  The Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (10) above.

(25)                            Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(26)                            Delivery of Mortgage Documents.  If the Mortgage Loan is a Dry Mortgage Loan, the Note, a copy of the Mortgage, the Assignment of Mortgage (other than for a MERS Mortgage Loan) and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to Buyer or its custodian and, if the Mortgage Loan is a Wet-Ink Mortgage Loan, the Required Documents shall be delivered pursuant to Section 3(f).

(27)                            Transfer of Loans.  The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(28)                            Due-On-Sale.  The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder unless prohibited by applicable state law.

(29)                            No Buydown Provisions; No Graduated Payments or Contingent Interests.  Unless otherwise disclosed to and approved by Buyer in writing, the Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision.  The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(30)                            Consolidation of Advances.  Any advances made to the Mortgagor prior to the origination of the Mortgage Loan have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.  The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority with respect to each Mortgage Loan, by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae, Freddie Mac and FHA. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(31)                            Mortgaged Property Undamaged.  The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.  There have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.

(32)                            Collection Practices; Escrow Deposits: Interest Rate Adjustments.  The origination and collection practices used by Seller with respect to the Mortgage Loan have been in all material respects in compliance with Accepted Servicing Practices and applicable laws and regulations, and have been in all respects legal and proper.  With respect to escrow deposits and escrow payments, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All escrow payments have been collected in full compliance with state and federal law.  An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable.  No escrow deposits or escrow payments or other charges or payments due Seller have been capitalized under the Mortgage or the Note.  All mortgage interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Note.  Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(33)                            Other Insurance Policies.  As of the related date on which servicing is transferred to the Servicer, no action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond.  In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or by any officer, director, or employee of Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(34)                            Servicepersons’ Civil Relief Act.  The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicepersons’ Civil Relief Act.

(35)                            Appraisal.  The Seller obtained an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae, Freddie Mac or the FHA and Title XI of the Federal Institutions

Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

(36)                            Disclosure Materials.  The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in its files.

(37)                            Construction or Rehabilitation of Mortgaged Property.  No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(38)                            No Defense to Insurance Coverage.  No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

(39)                            Capitalization of Interest.  The Note does not by its terms provide for the capitalization or forbearance of interest.

(40)                            No Equity Participation.  No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(41)                            Mortgage Submitted for Recordation.  The Mortgage has been submitted, or will immediately following the closing of the related Mortgage Loan be submitted, for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(42)                            Acceptable Investment.  No specific circumstances or conditions exist with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that should reasonably be expected to (i) cause private institutional investors which invest in loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, (ii) cause the Mortgage Loan to be more likely to become past due in comparison to similar loans, or (iii) adversely affect the value or marketability of the Mortgage Loan in comparison to similar loans.

(43)                            Environmental Matters.  To Seller’s knowledge the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

(44)                            HOEPA.  No Mortgage Loan is (a) subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (c) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(45)                            No Predatory Lending.  No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a mortgagor without regard for the mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a mortgagor which has no tangible net benefit to the mortgagor, were employed in connection with the origination of the Mortgage Loan.

(46)                            MERS Loans.  With respect to each MERS Mortgage Loan, a Mortgage Identification Number has been assigned by MERS and such Mortgage Identification Number is accurately provided on the Mortgage and Seller shall provide Buyer with evidence of such assignment within three (3) Business Days after the closing of such MERS Mortgage Loan.  If applicable, the related Assignment of Mortgage to MERS has been duly and properly recorded.  With respect to each MERS Mortgage Loan, Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.

(c)                                  Remedies for Breach of Section 2(b).  The representations and warranties set forth in this Agreement shall survive transfer of the Mortgage Loans to Buyer and shall continue for so long as the Mortgage Loans are subject to this Agreement.  Upon discovery by Seller or Buyer of any breach of any of the representations or warranties set forth in Section 2(b) of this Agreement, the party discovering such breach shall promptly give notice of such discovery to the other.  Buyer has the right to require, in its reasonable discretion, Seller to repurchase at the Repurchase Price within two (2) Business Days after receipt of notice from Buyer any Mortgage Loan for which a breach of one or more of the representations and warranties referenced in Section 2(b) exists and which breach has a material adverse effect on the value of such Mortgage Loan or the interests of Buyer therein.

3.                                       Purchase Loan Transactions.

(a)                                  (i)                                     Seller shall request a Transaction by delivering to Buyer via Electronic Transmission a Purchase Request at least one (1) Business Day prior to Purchase Date.  Buyer shall have the obligation to enter into Transactions up to the Maximum Aggregate Purchase Price.

(ii)                                  In addition, Seller shall provide Buyer with credit information on the Mortgage Loan Obligor sufficient to enable Buyer to perform an independent credit analysis on Obligor, if Buyer decides to perform an independent credit analysis.  If Seller submits a substantial quantity of Transactions, Buyer may use sampling techniques to independently verify credit information of the Obligor.

(iii)                               No later than the Purchase Date, Buyer shall forward to Seller a confirmation (a “Confirmation”) by Electronic Transmission setting forth with respect to each Transaction funded on such date, (1) the mortgage loan number, (2) the Purchase Price for such Mortgage Loans, (3) the outstanding principal amount of the related Mortgage Loans, (4) the Repurchase Date, and (5) the Pricing Rate(s).  In the alternative, buyer may post the Confirmation on its computer system and provide the Seller with limited on-line access to Buyer’s computer system for the purpose of Seller viewing the Confirmation.  Buyer shall provide Seller with prior notice and instructions on how to access the system if Buyer elects to implement this alternative Confirmation delivery process.

(iv)                              In the event Seller disagrees with any terms of the Confirmation, Seller shall notify Buyer in writing of such disagreement within one (1) Business Day after receipt of such Confirmation unless a corrected Confirmation is sent by Buyer.  An objection sent by Seller must specify the provision(s) being objected to by Seller, must set forth such provision(s) in the manner that Seller believes they should be stated, and must be received by Buyer no more than one (1) Business Day after the Confirmation was received by Seller.

(v)                                 In connection with the sale of the Mortgage Loan to a Take-Out Investor, the Seller shall request the Buyer deliver to such Take-Out Investor the original Mortgage Note, and, in some cases, other documents contained in the Mortgage Loan file, along with a bailee letter instructing the Take-Out Investor to hold the original Mortgage Note and any other documents as bailee for the Buyer.  Prior to such delivery, Seller shall provide Buyer with a copy of the sale agreement, trade confirmation or similar document with such Take-Out Investor or letter of good standing from the Take-Out Investor.  As long as Seller meets the requirements contained in the prior two sentences, Buyer shall deliver such documents to the Take-Out Investor within one (1) Business Day of such request by Seller.  The bailee letter shall instruct the Take-Out Investor to send the sale proceeds to the Buyer’s collection account.  The Seller shall provide Buyer with a copy of the purchase advice from the Take-Out Investor and the Buyer shall match the purchase advice against the Repurchase Price due from Seller related to such Mortgage Loan.  Any excess proceeds shall be transferred to the Seller’s maintenance account at the Buyer and any shortfall shall be transferred from the Seller’s maintenance account to the Buyer’s collection account.  Upon receipt of the entire Repurchase Price, the Buyer’s interest in such Mortgage Loan shall be released.  The bailee letter shall provide, in the event the Take-Out Investor does not purchase a Mortgage Loan within thirty (30) Business Days of receipt of the original Mortgage Note, the Take-Out Investor shall immediately return to the Buyer such Mortgage Note and other documents it received related to such Mortgage Loan.

(b)                                 Any Confirmation by Buyer shall be deemed to have been received by Seller on the Business Day actually received by Seller if received by Seller prior to 3 p.m. California time on such Business Day.

(c)                                  Except as set forth in Section 3(a), each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, and Seller’s acceptance of the related proceeds shall constitute Seller’s agreement to the terms of such Confirmation.  It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.

(d)                                 If Seller is requested by Buyer, Mortgage Loan Obligors will be instructed by Seller at the closing of a Mortgage Loan to remit all principal, interest, tax escrow and insurance escrow payments to an account established by Buyer and any such instructions shall constitute a servicing change and shall be completed in accordance with Section 10 of this Agreement.  Buyer shall provide Seller with any required notices or disclosures to be delivered by the Seller to the Mortgage Loan Obligors if Buyer makes the request under this Section.

(e)                                  In no event shall a Transaction be entered into when any Event of Default has occurred and is continuing.

(f)                                    For Wet-Ink Mortgage Loans, upon the request of Buyer, Seller shall cause the Settlement Agent to send Buyer a facsimile of the associated escrow instruction letter on each Purchase Date.  Subject to the provisions of this Section 3, the Purchase Price for each Mortgage Loan will then be made available to Seller by Buyer transferring the aggregate amount of such Purchase Price in accordance with Seller’s wiring instructions.  Seller shall deliver the Required Documents (including the original executed Note) for Wet-Ink Mortgage Loans for receipt by Buyer no later than five (5) Business Day following the Purchase Date.  Until delivery of the Required Documents is made to Buyer, Seller shall cause the Required Documents to be held in custody for Buyer as its bailee.  Seller shall deliver the Required Documents for Dry Mortgage Loans no later than one (1) Business Day prior to the Purchase Date.  Buyer shall hold the Required Documents in custody for Seller as its bailee until it purchased such Dry Mortgage Loan.

(g)                                 On the Repurchase Date, Seller shall pay to Buyer a fee of One Hundred and 00/100 Dollars ($100) per loan for each Mortgage Loan purchased pursuant to this Agreement.

(h)                                 On the Repurchase Date, termination of a Transaction will be effected by transfer to Seller or its designee of the Required Documents (and any income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, Seller) which amount shall be netted against the simultaneous receipt of the Repurchase Price by Buyer.  To the extent a net amount is owed to one party, the other party shall pay such amount to such party.

(i)                                     Subject to the terms and conditions of this Agreement, during the term of this Agreement Seller may sell to Buyer, repurchase from Buyer and resell to Buyer Mortgage Loans hereunder, including Third Party Mortgage Loans.

(j)                                     If any change subsequent to the date hereof in any applicable law, order, regulation, treaty or directive issued by any central bank or other Governmental Authority, or in the governmental or judicial interpretation or application thereof, or compliance by Buyer with any request or directive (whether or not having the force of law) by any central bank or other Governmental Authority:

(1)                                  subjects Buyer to any tax of any kind whatsoever with respect to this Agreement or any Loans made hereunder, or change the basis of taxation of payments to Buyer of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of Buyer);

(2)                                  imposes, modifies or holds applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Buyer which are not otherwise included in the determination of the corporate base rate; or

(3)                                  imposes on Buyer any other condition;

and such change increases the cost to Buyer of purchasing or maintaining any Mortgage, or reduces any amount receivable in respect thereof, or reduces the rate of return on the capital of Buyer or any Person controlling Buyer, then, in any such case, Seller shall promptly pay to Buyer, upon its written demand, any additional amounts necessary to compensate Buyer for such cost increase or reduction in the amounts receivable or rate of return, as determined by Buyer, with respect to this Agreement or Mortgage Loans purchased hereunder.  If Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Seller in writing of the event by reason of which it has become so entitled.  Buyer shall provide with such notice a certificate as to any additional amounts payable pursuant to the foregoing sentence, containing the calculation thereof in reasonable detail, and such calculation shall be conclusive in the absence of manifest error.  The provisions hereof shall survive the termination of this Agreement.

(k)                                  After either (i) an Event of Default occurs, unless and until such Event of Default is waived or cured as provided in this Agreement, or (ii) the Repurchase Date, the Pricing Rate for all Mortgage Loans then owned by Buyer shall be the Default Rate until the Repurchase Price paid in full.

(l)                                     If Seller has not repurchased a Mortgage Loan sold to Buyer hereunder before the forty-sixth (46th) calendar day after the Purchase Date, Seller shall pay Buyer an administrative fee of Three Hundred and 00/100 Dollars ($300) for such Mortgage Loan and additional administrative fees of Three Hundred and 00/100 Dollars ($300) for each additional thirty (30) days such Mortgage Loan is not repurchased by Seller.  Such payment shall be immediately due upon reaching the end of each period.  In the event the Repurchase Price is paid down to One Hundred and 00/100 Dollars ($100.00) or less remaining on the balance due, the administration fee shall, thereafter, cease.

(m)                               If Seller does not deliver the Required Documents for a Wet-Ink Mortgage Loan as required under Section 3(f), Seller shall pay Buyer Twenty Five and 00/100 Dollars ($25.00) per day until such Required Documents are delivered to Buyer or until Seller repurchases the Wet-Ink Mortgage Loan.

(n)                                 Seller agrees to pay to Buyer a commitment fee equal to the Commitment Fee, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim.  Buyer may, in its sole discretion, net such Commitment Fee from the proceeds of any Purchase Price paid to any Seller.

(o)                                 On a monthly basis starting in February 2011 for the January 2011 time period and on the Termination Date, Buyer shall determine the average monthly utilization during the preceding month (or with respect to the Termination Date, during the period from the date through which the last non-utilization fee calculation has been made to the Termination Date by Seller) by dividing (a) the sum of the Purchase Prices outstanding on each day during such period, by (b) the number of days in such period.  If such average amount determined for any period as a percentage of the Maximum Aggregate Purchase Price (the “Utilization Percentage”) is less than fifty percent (50%), Seller shall pay to Buyer, within one (1) Business Day after receiving notice from Buyer of the amount thereof, a non-utilization fee equal to the product of (i) 0.50%, times (ii) the Maximum Aggregate Purchase Price, times (iii) 1 minus the Utilization Percentage (the “Non-Utilization Fee”), (iv) divided by 12.  The fee shall be prorated for the month of the Termination Date, if the Termination Date does not occur on the last day of such month.  If the Utilization Percentage in any period is greater than or equal to fifty percent (50%) or the funding volume is greater than two and one quarter (2.25) times the Maximum Aggregate Purchase Price in any period, Buyer shall not be paid a Non-Utilization Fee for that period.  All payments shall be made to Buyer in dollars, in immediately available funds, without deduction, setoff or counterclaim by the twentieth (20th) day of such month.  Buyer may not net such Non-Utilization Fee from the proceeds of any Purchase Price due to Seller.

(p)                                 In the event the Repurchase Date does not occur within forty-five (45) days of the Purchase Date, Seller must immediately pay Buyer an amount equal to not less than twenty-five percent (25%) of the Repurchase Price.  In the event the Repurchase Date does not occur within sixty (60) days of the Purchase Date, Seller must immediately pay Buyer the amount necessary to reduce the Repurchase Price to One Hundred and 00/100 Dollars.

(q)                                 On a monthly basis Buyer shall determine the Balance Funded Amount during the preceding month.  If the Balance Funded Amount of any such monthly period exceeds zero (0), then (notwithstanding the definition of Pricing Rate contained in Section 1 hereof) the LIBOR component of the Pricing Rate shall be zero (0) for Transactions up to the Balance Funded Amount for such monthly period.  Buyer shall calculate the difference between the Price Differential paid by Seller in such month and the Price Differential that would have been paid by Seller based on the Pricing Rate pursuant to this Section 3(q) and shall pay such difference to Seller by the twentieth (20th) day of the next succeeding month.

4.                                       Security Agreement; Additional Documents.

(a)                                  Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”:  all Mortgage Loans sold by Seller to  Buyer hereunder, all mortgage files related to such Mortgage Loans, including without limitation the related Note, all servicing records relating to such Mortgage Loans and any other collateral pledged or otherwise relating to such Mortgage Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, all mortgage guaranties and insurance (issued by a Governmental Authority or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to such Mortgage Loans, all servicing and other rights of Seller relating to such Mortgage Loans, all of Seller’s rights as the owner of such Mortgage Loans under any agreements or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Mortgage Loans including the right to receive principal and interest payments with respect to the Mortgage Loans, the account maintained with Buyer pursuant to Section 6(k) of this Agreement, any deposit accounts or any shares thereof maintained in Seller’s name with any institution, related to any of the foregoing collateral or proceeds thereof, including, proceeds of any take-out commitments related to such Mortgage Loans, all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts” and “investment property” as defined in the UCC as in effect from time to time relating to or constituting any and all of the foregoing, and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(b)                                 Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Mortgage Loans and not loans from Buyer to Seller secured by the Mortgage Loans.  However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s Obligations to Buyer hereunder, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items to Buyer to secure the Obligations.  The assignment, pledge and grant of security interest contained herein shall be, and assuming that Buyer timely files financing statements and maintains possession of the Notes constituting “instruments” under the relevant Uniform Commercial Code, Seller hereby represents and warrants to Buyer that it is, a first priority perfected security interest.  Seller agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder.  All Purchased Items shall secure the payment of all Obligations of Seller now or hereafter existing under this Agreement, including, without limitation, Seller’s obligation to repurchase Mortgage Loans, or if such obligation is so recharacterized as a loan, to repay such loan, for the Repurchase Price and to pay any and all other amounts owing to Buyer hereunder.  This paragraph 4(b) shall constitute a security agreement under applicable law.

(c)                                  At any time and from time to time, upon the written request of the Buyer, and at the sole expense of the Seller, the Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC.

5.                                       Conditions to Purchasing of Mortgage Loans.

(a)                                  First Mortgage Loan Purchase.  As condition precedent to Buyer’s obligation to purchase the initial Mortgage Loan hereunder:

(1)                                  Seller shall have delivered to Buyer, in form and substance satisfactory to Buyer, each of the following:

(i)                                     duly executed copies of this Agreement, the Electronic Tracking Agreement, and the guaranty, if applicable;

(ii)                                  copies of all financing statements and other documents, instruments and agreements, properly executed and recorded, which Buyer deems necessary or appropriate;

(iii)                               such credit applications, financial statements, authorizations and other information concerning Seller and its business, operations and conditions (financial and otherwise) as Buyer may reasonably request;

(iv)                              certified copies of resolutions of the directors of Seller approving the execution and delivery of the Purchase Documents to which Seller is a party, the performance of the Obligations thereunder and the consummation of the transactions contemplated thereby;

(v)                                 a certificate from an officer of Seller certifying the names and true signatures of the officers of Seller authorized to execute and deliver the Purchase Documents to which Seller is a party;

(vi)                              a copy of Seller’s Articles of Incorporation and Bylaws; and

(vii)                           the Commitment Fee, if applicable.

(2)                                  All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Purchase Documents and to constitute the same legal, valid and binding Obligations, enforceable in accordance with their respective terms, shall have been done and performed, and shall have happened in due and strict compliance with all applicable laws.

(3)                                  All documentation, including without limitation, documentation for corporate and legal proceedings in connection with the Transactions contemplated by the Purchase Documents, shall be satisfactory in form and substance to Buyer and its counsel.

(4)                                  Impac Mortgage Holdings, Inc. and Integrated Real Estate Service Corp. shall each guaranty the obligations and duties of Seller under this Agreement.

(5)                                  The total outstanding principal balance of all Mortgage Loans owned by Buyer after such purchase shall not exceed the Maximum Aggregate Purchase Price.

(b)                                 Ongoing Mortgage Loans.  As conditions precedent to Buyer’s obligation to purchase any Mortgage Loan hereunder, including the first Mortgage Loan, at and as of the date of advance thereof:

(1)                                  There shall have been delivered to Buyer a Purchase Request therefor.

(2)                                  The representations and warranties of Seller contained in this Agreement shall be accurate and complete in all respects as if made on and as of the date of such advance, conversion or continuance provided, however, any Mortgage Loan in the process of being repurchased by Seller pursuant to Section 2(c) of this Agreement shall not cause this condition to not be met.

(3)                                  There shall not have occurred an Event of Default, or an event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

(4)                                  There shall not have occurred any material adverse change in the financial condition, assets, nature of assets or operations of Seller from that represented in this Agreement, the other Purchase Documents, or the documents or information furnished to Buyer in connection herewith or therewith.

(5)                                  The Required Documents for the Mortgage Loan(s) previously funded therewith shall have been received by Buyer as required by Section 3(f) of this Agreement.

(6)                                  By making a Purchase Request to Buyer hereunder, Seller shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in Sections 5(b)(2) through 5(b)(5) above.

(7)                                  The total outstanding principal balance of all Mortgage Loans owned by Buyer after such purchase shall not exceed the Maximum Aggregate Principal Balance.

6.                                       Affirmative Covenants.  Seller hereby covenants and agrees with Buyer that, as long as any Obligations remain unpaid or Buyer has any obligation to purchase Mortgage Loans hereunder, Seller shall:

(a)                                  Financial Statements.  Furnish or cause to be furnished to Buyer:

(1)                                  Year-End Financial Statements:  Seller shall deliver to Buyer within ninety (90) days after the end of its respective fiscal year, audited financial statements, including statements of income and retained earnings and a balance sheet with all related notes, all in reasonable detail and prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year; all examined by an independent Certified Public Accountant reasonably acceptable to Buyer, showing its respective financial condition at the close of each year and the results of its operations during the year.  Any qualification or exception to the opinion by the accountant shall render the acceptability of the financial statements subject to Buyer approval.

(2)                                  Quarterly Financial Statements of Seller:  Seller shall deliver to Buyer within forty-five (45) days after the end of each calendar quarter, financial statements for such quarter, including statements of income and retained earnings and a balance sheet with all related notes, all in reasonable detail and prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year showing the financial condition of Seller at the close of each month and the results of operations of Seller during the month.

(b)                                 Certificates: Reports: Other Information.  Furnish or cause to be furnished to Buyer:

(1)                                  Promptly, such additional financial and other information, including, without limitation, financial statements of Seller and information regarding the Collateral as Buyer may from time to time reasonably request; and

(2)                                  Promptly, and in any event within five (5) Business Days after received or sent by Seller, (i) true and complete copies of all audits, reports, studies and similar documentation prepared by, or on behalf of, as applicable, Fannie Mae, Freddie Mac, Ginnie Mae, FHA, VA or the Department of Housing and Urban Development or similar agency relating to criticisms or adverse actions of Seller’s operations, servicing or lending practices or criticisms or adverse actions which have been taken in connection with a review, extension or conditioning of any licenses and approvals issued to Seller by, as applicable, Fannie Mae, Freddie Mac, Ginnie Mae, FHA or VA; and (ii) copies of all correspondence between any of the foregoing departments and agencies and Seller related to any such audits, reports, studies and similar documents; and

(3)                                  Promptly, copies, if any, of any and all forms, reports, supplements or other documents of any kind filed by Seller with the Securities and Exchange Commission.

(c)                                  Payment of Indebtedness.  Pay or otherwise satisfy at or before maturity or before it becomes delinquent or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith by appropriate proceedings and for which provision is made to the satisfaction of Buyer for the payment thereof in the event Seller is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by Seller.

(d)                                 Maintenance of Existence and Properties.  Maintain its company existence and obtain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, including but not limited to all approvals with respect to, as applicable, Fannie Mae, Freddie Mac, Ginnie Mae, FHA and VA, and comply with all Requirements of Law (including, without limitation, any Requirements of Law under or in connection with ERISA), except where the failure to so comply is not likely to have a material adverse effect on the business, operations, assets or financial or other condition of Seller or on the Collateral.

(e)                                  Inspection of Property: Books and Records: Audits.

(1)                                  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and

(2)                                  Permit:  (i) representatives of Buyer to (A) visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired by Buyer (but, prior to the occurrence of an Event of Default, only to the extent feasible upon not less than five (5) Business Days’ prior notice), and (B) discuss the business, operations, properties and financial and other condition of Seller with officers and employees of Seller, and with its independent certified public accountants (provided that Seller shall have the right to have a representative present at any such discussions), and (ii) representatives of Buyer to conduct periodic operational audits of Seller’s business and operations.  Notwithstanding anything to the contrary contained herein, unless an Event of Default has occurred or is continuing, Buyer shall not conduct more than two (2) such visits or audits in any twelve (12) month period and the total cost of such visits payable by Seller shall not exceed Twenty Thousand Dollars ($20,000.00).

(f)                                    Notices.  Promptly give written notice to Buyer of:

(1)                                  The occurrence of any Event of Default or event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default, known to responsible management personnel of Seller and the proposed method of cure thereof.

(2)                                  Any litigation or proceeding affecting Seller or the Collateral which could have a material adverse affect on the Collateral, or the business, operations, property, or financial or other condition of Seller.

(3)                                  Any material adverse change known to responsible management personnel of Seller in the business, operations, property or financial or other condition of Seller; and

(g)                                 Expenses.  Pay all reasonable out-of-pocket costs and expenses (including fees and disbursements of outside legal counsel) of Buyer:  (1) incident to the preparation and negotiation of the Purchase Documents, including with respect to or in connection with any waiver or amendment thereof or thereto, (2) associated with any periodic audits conducted pursuant to Section 6(e)(2)(ii) (subject to the limitations contained therein), and (3) incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidations reorganization moratorium or other similar proceedings involving Seller or a “workout” of the Obligations.  The Obligations of Seller under this Section 6(g) shall be effective and enforceable whether or not any Mortgage Loan is purchased by Buyer hereunder and shall survive payment of all other Obligations.

(h)                                 Purchase Documents.  Comply with and observe all terms and conditions of the Purchase Documents.

(i)                                     Insurance.  Obtain and maintain insurance with responsible companies in such amounts and against such risks as are acceptable to Buyer, including, without limitation, errors and omissions coverage (written on an “occurrence” basis and providing coverage of at least one million dollars ($1,000,000.00) per occurrence) and fidelity coverage in form and substance acceptable under Fannie Mae, Freddie Mac or Ginnie Mae guidelines, and furnish Buyer on request full information as to all such insurance, and to provide within five (5) days after receipt, certificates or other documents evidencing the renewal of each such policy.  Such insurance shall be underwritten by a company rated B/IV or better in Best Insurance Reports, and must protect Seller against losses resulting from dishonest or fraudulent acts committed by Seller’s employees and agents, and against losses resulting from the negligence, errors or omissions of Seller’s employees and agents in the performance of Seller’s normal loan origination duties.

(j)                                     Principal Place of Business.  Seller shall provide Buyer with thirty (30) days advance notice of any change in Seller’s principal office or place of business or jurisdiction.

(k)                                  Minimum Maintenance Account Balance.  Collectively, Seller shall maintain at Buyer at all times during the term of this Agreement a Minimum Maintenance Account Balance of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000).  In the event Seller maintains a balance of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000) in the account, the Purchase Price Percentage shall be increased to one hundred percent (100%) during such time the increased balance is maintained.

7.                                       Negative Covenants.

(a)                                  Seller hereby agrees that, as long as any Obligations remain unpaid or Buyer has any obligation to purchase Mortgage Loans hereunder, Seller shall not at any time, directly or indirectly:

(1)                                  Minimum Adjusted Tangible Net Worth of Seller.  Permit Excel’s Adjusted Tangible Net Worth as of the last day of any fiscal quarter to be less than Four Million Eight Hundred Thousand and 00/100 Dollars ($4,800,000) or the highest amount required to maintain a mortgage license in any jurisdiction where Seller is licensed to originate mortgage loans, whichever is higher.  Permit AmeriHome’s Adjusted Tangible Net Worth as of the last day of any fiscal quarter to be less than Two Million Four Hundred Thousand and 00/100 Dollars ($2,400,000) or the highest amount required to maintain a mortgage license in any jurisdiction where Seller is licensed to originate mortgage loans, whichever is higher.

(2)                                  Dividend.  Declare or pay any dividends, or return any capital, to its owners or authorize or make any other distribution, payment or delivery of property or cash to its owners as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any ownership interest, or set aside any funds for any of the foregoing purposes.  Notwithstanding the provisions of this Section 7(a)(2), Buyer may make payments of the type described herein provided there has not occurred and is continuing, and the making of any such payment would not result in, any Event of Default, or any default which with notice and/or the lapse of time may result in an Event of Default.

(3)                                  Unrestricted Minimum Cash Balance.  Permit Excel’s Unrestricted Minimum Cash Balance to be less than Two Million and 00/100 Dollars ($2,000,000.00).

(4)                                  Maximum Funding Capacity to Adjusted Tangible Net Worth Ratio.  Permit the aggregate (Excel and AmeriHome combined) Maximum Funding Capacity to aggregate (Excel and AmeriHome combined) Adjusted Tangible Net Worth ratio to be greater than 15 to 1 at any time.

(b)                                 Seller hereby agrees that, at any time an Event of Default occurs and is continuing, Seller shall not at any time, directly or indirectly:

(1)                                  Liens.  Create, incur, assume or suffer to exist, any Lien upon the Collateral except as contemplated by this Agreement, or create, incur, assume or suffer to exist any Lien upon any of its other property and assets (including servicing rights) except:

(i)                                     Liens for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided Seller shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP.

(ii)                                  Liens, deposits or pledges made to secure statutory Obligations, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of Seller’s business.

(iii)                               Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal balance of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $500,000 at any one time.

(2)                                  Indebtedness. Create, incur, assume or suffer to exist, or otherwise become or be liable in respect to any Indebtedness except:

(i)                                     The Obligations.

(ii)                                  Indebtedness reflected in the financial statements referred to in Section 6(a) above.

(iii)                               Trade debt incurred in the ordinary course of business, paid within thirty (30) days after the same has become due and payable or which is being contested in good faith, provided provision is made to the satisfaction of Buyer for the eventual payment thereof in the event it is found that such contested trade debt is payable by Seller.

(iv)                              Indebtedness secured by Liens permitted under Section 7(a) above.

(v)                                 Additional Indebtedness in an aggregate principal amount not to exceed $500,000 at any one time.

(vi)                              Permitted Other Debt.

(3)                                  Consolidation and Merger; Change of Business and Management.  Liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate or other combination or make any change in the nature of its business as a mortgage banker as presently conducted or change in senior management without Buyer’s prior written consent.

(4)                                  Acquisitions.  Purchase or acquire or incur liability for the purchase or acquisition of any or all of the assets or business of any Person, other than in the normal course of business as currently conducted without Buyer’s prior written consent.

(5)                                  Subsidiaries.  Organize any Subsidiary without Buyer’s prior written consent.

(6)                                  Investments:  Advances; Guaranties.  Make or commit to make any advance, loan or extension of credit without the prior written consent of Buyer (other than (i) advances of salary or earned commissions to officers of Seller, or (ii) Mortgage Loans made in the ordinary course of Seller’s business) to, or make or commit to make any capital contribution to, or purchase any stocks, bonds, notes, debentures or other securities of, or make any other investment in, or guaranty the indebtedness or other Obligations of, any Person (including but not limited to officers, directors, shareholders and employees of Seller).  Notwithstanding the provisions of this Section 7(f), Buyer may make investments of the type described herein in an aggregate amount not to exceed $100,000 during the term of this Agreement.

(7)                                  Sale of Assets.  Sell, lease, assign, transfer or otherwise dispose of any of its assets (other than (i) obsolete or worn out property, or (ii) property having a fair market value not to exceed $50,000 in the aggregate), whether now owned or hereafter acquired, other than in the ordinary course of business as currently conducted and at fair market value.

8.                                       Events of Default.  Upon the occurrence of any of the following events (an “Event of Default”):

(a)                                  Seller shall fail to pay any Repurchase Price by the Repurchase Date or Seller shall fail to pay within three (3) Business Days after due any other payment obligations under this Agreement, including but not limited to, the payment obligations under Section 3 of this Agreement; or

(b)                                 Any representation or warranty made or deemed made by Seller or Guarantor (if Guarantor is not an individual) in any Purchase Document or in connection with any Purchase Document shall be inaccurate or incomplete in any respect on or as of the date made or deemed made (other than any breach of any representation or warranty in Section 2(b); or

(c)                                  Seller or Guarantor (if Guarantor is not an individual) shall fail to maintain its existence, shall default in the observance or performance of any covenant or agreement contained in Section 7 hereof or in the Guaranty, or shall fail to repurchase a Mortgage Loan pursuant to Section 2(c); or

(d)                                 Seller or Guarantor shall fail to observe or perform any other term or provision contained in the Purchase Documents, and such failure shall continue for twenty (20) Business Days; or

(e)                                  Seller shall default in any payment of principal or interest on any Indebtedness in the aggregate principal amount of Five Hundred Thousand Dollars ($500,000) or more, or Guarantor shall default in any payment of principal or interest on any Indebtedness in the aggregate principal amount of One Million Dollars ($1,000,000) or more, (and without regard for the dollar amount of the defaulted payment), or any other event shall occur, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity.  If Seller or Guarantor disputes in good faith such default or other event, Seller shall provide notice to Buyer of such dispute with sufficient details for Buyer to evaluate such dispute.  Based on its evaluation, Buyer may, in its reasonable judgment, declare an Event of Default under this Section 8(e); or

(f)                                    (1)  Seller or Guarantor shall commence any case, proceeding or other action (i) relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Seller or Guarantor, or seeking to adjudicate Seller or Guarantor a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Seller or Guarantor or the debts of any of them, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for Seller or Guarantor or for all or any substantial part of Seller’s or Guarantor’s assets, or Seller or Guarantor shall make a general assignment for the benefit of its, his, her or their creditors; or (2) there shall be commenced against Seller or Guarantor any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undishcharged or unbonded for a period of thirty (30) days; or (3) there shall be commended against Seller or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of the assets of any of them which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days form the entry thereof; or (4) Seller or Guarantor shall take any action in furtherance of, or indicating its, his, her or their consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clauses (1), (2) or (3) above; or (5) Seller or Guarantor shall generally not, or shall be unable to, or shall admit in writing its, his, her or their inability to pay its, his, her or their debts as they become due; or

(g)                                 (1)  Seller or Guarantor or any of its ERISA Affiliates shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (2) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which

Reportable Event or institution of proceedings is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA, is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be, (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by Seller or Guarantor or any of its ERISA Affiliates or (6) any other event or condition shall occur or exist; and in each case in clauses (1) through (6) above, such event or condition, together with all other such events or conditions, if any, is likely to subject Seller or Guarantor or any of their respective ERISA Affiliates to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Seller or Guarantor or any of their ERISA Affiliates; or

(h)                                 One or more judgments or decrees in an aggregate amount in excess of one hundred thousand dollars $100,000 shall be entered against Seller or Guarantor and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days from the entry thereof; or

(i)                                     The revocation or attempted revocation, in whole or in part, of any guarantee by any Guarantor;

THEN:

(1)                                  Automatically upon the occurrence of an Event of Default under Section 8(f) above; and

(2)                                  In all other cases under this Section 8, at the option of Buyer;

Buyer’s obligation to purchase Mortgage Loans hereunder shall terminate and Seller shall immediately repurchase all Mortgage Loans then owned by Buyer under this Agreement.

9.                                       Termination.

This Agreement shall remain in effect until the Termination Date.  However, no such termination shall affect any Transaction previously consummated or the rights and obligations of Seller and Buyer with respect thereto.  Notwithstanding the prior sentence, the Buyer may terminate this Agreement at any time upon providing ninety (90) days prior written notice to Seller.

10.                                 Subservicing.

(a)                                  Seller shall subservice the Mortgage Loans consistent with the degree of skill and care that Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices.  The Seller shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its subservicing responsibilities hereunder, and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder.

(b)                                 Seller shall hold or cause to be held all escrow funds collected by Seller with respect to any Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c)                                  If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller for managing or subservicing any such Mortgage Loan has failed to perform fully the obligations of such entities with respect to the Mortgage Loans, Seller shall promptly notify Buyer.

11.                                 Miscellaneous Provisions.

(a)                                  Assignment; Repurchase Transaction.  Seller may not assign its rights or Obligations under this Agreement without the prior written consent of Buyer.  Buyer may at any time assign its rights and obligations under this Agreement to any Affiliate of Buyer.  Buyer may not assign its rights and obligations hereunder to any Person who is not an Affiliate without the prior written consent of Seller.  A merger or acquisition of either Party shall not constitute an assignment of this Agreement.  Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of Buyer, its successors and assigns, and shall be binding upon Seller, its successors and assigns.

Buyer may, in its sole discretion, engage in repurchase transactions with the Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Mortgage Loans with a counterparty of Buyer’s choice.  No such transaction shall relieve Buyer of its obligations under this Agreement, including transferring the Mortgage Loans and the related servicing rights to the Seller on the applicable Repurchase Date.

(b)                                 Amendment.  Neither this Agreement nor any of the other Purchase Documents may be amended or terms or provisions hereof or thereof waived unless such amendment or waiver is in writing and signed by Buyer and Seller.  It is expressly agreed and understood that the failure by Buyer to elect to accelerate amounts outstanding hereunder or to terminate the obligation of Buyer to make Loans hereunder, in each case in accordance with the terms hereof, shall not constitute an amendment or waiver of any term or provision of this Agreement.

(c)                                  Cumulative Rights, No Waiver.  The rights, powers and remedies of Buyer under the Purchase Documents are cumulative and in addition to all rights, powers and remedies provided under any and all agreements among Seller and Buyer relating hereto, at law, in equity or otherwise.  Any delay or failure by Buyer to exercise any right, power or remedy shall not constitute a waiver thereof by Buyer, and no single or partial exercise by Buyer of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

(d)                                 Entire Agreement.  This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior written or verbal agreements and understandings relating to the subject matter hereof and thereof.

(e)                                  Survival.  All representations, warranties, covenants and agreements on the part of Seller contained in the Purchase Documents shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

(f)                                    Notices.  All notices given by any party to the others under the Purchase Documents shall be in writing unless otherwise provided for herein, delivered personally, by overnight delivery service, by e-mail or by depositing the same in the United States mail, registered, with postage prepaid, addressed to the party at the following addresses:

If to Buyer:

New Century Bank

d/b/a Customers Bank

3705 Quakerbridge Road, Suite 100

Hamilton, New Jersey 08619

Phone:  609-249-8877

Fax:  609-249-8889

Attention:  Glenn Hedde

With a copy to:

New Century Bank

d/b/a Customers Bank

99 Bridge Street

Phoenixville, Pennsylvania 19460

Attention:  General Counsel

If to Seller:

EXCEL MORTGAGE SERVICING, INC.

19500 Jamboree Road #400

Irvine, California 92612

Phone:  866-293-1333

Fax:  949-252-2342

Attn:  Ron Morrison

AmeriHome Mortgage Corporation

2141 W. Bristol Road

Flint, Michigan 48507

Phone:  810-257-1335

Fax:  810-237-7670

Attn:  Mr. B. Thomas M. Smith, III

Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein.  Such notices shall be effective on the date received.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflict of laws rules.

(h)           Counterparts.  This Agreement and the other Purchase Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

(i)            Exculpatory Provisions.  Neither Buyer nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or Affiliates shall be liable to Seller for any action taken or omitted to be taken by it or such Person under or in connection with the custody of the Purchase Documents or with respect to the custody of the Collateral (except for its or such Person’s own negligence or willful misconduct).

(j)            Indemnification.   Seller shall defend and indemnify Buyer and hold Buyer harmless from any and all liability, claims, losses or other damages, including loss or damage due to the unmarketability of any loan, and resulting from (i) any negligent or fraudulent act or omission of Seller or its agents or employees; or (ii) any material breach of any warranty or representation contained herein; or (iii) any material breach of any term or condition of this Agreement; or (iv) any misstatement or omission of material fact in each Loan file or credit file, whether or not such misstatement or omission is intentional or not, whether disclosed by actual inspection of Buyer or its representative or otherwise; or (v) any miscalculations and other errors which result from Seller’s independent processing procedures and for its misuse or alteration of any forms or documents.  If Buyer suffers any liability, loss or damage, or if any claim, action or proceeding shall be asserted or brought against Buyer by reason of any such act or omission of Seller, as stated above, Seller shall, upon demand from Buyer, assume the defense of such action with representation by legal counsel reasonably acceptable to Buyer.  If Buyer demands that Seller assume the defense of any such action and Seller does so, Buyer shall have the right to participate in such defense with counsel of its own choice at Buyer’s expense.

(k)           Jurisdiction, Venue and Waiver of Jury Trial.  The Seller hereby irrevocably consents to the exclusive jurisdiction of the state courts of Montgomery County, Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania; provided that nothing contained in this Agreement will prevent the Buyer from bringing any action, enforcing any award or judgment or exercising any rights against the Seller individually, against any security or against any property of the Seller within any other county, state or other foreign or domestic jurisdiction.  The Seller acknowledges and agrees that the venue provided above is the most convenient forum for both the Buyer and the Seller.  The Seller waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.  EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW AND UPON CONFERRING WITH THEIR RESPECTIVE COUNSEL) ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

(l)            Reimbursement.  Seller shall reimburse Buyer for attorneys’ fees and expenses incurred by Buyer to prepare and negotiate the terms of the Purchase Documents.

In addition, all sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto).  Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer in connection with the preparation, negotiation, enforcement (including any waivers) and amendment of the Purchase Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout,” in each case to the extent otherwise limited herein.

(m)          Intent.  Seller and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code.

(n)           Setoff and Withdrawal of Funds.

(1)           In addition to any rights and remedies of Buyer provided by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, (i) upon any amount becoming due and payable by Seller hereunder or Guarantor under the Guaranty (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), including but limited to the accounts required to be established under Section 6(k) of this Agreement, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any branch or agency thereof to or for the credit or the account of Seller; and (ii) Seller hereby authorizes Buyer to withdraw funds from deposits (including but not limited to the accounts required to be established under Section 6(k) of this Agreement) to the extent required that, when added to the Purchase Price, is sufficient to provide the Settlement Agent with the funds necessary to close a Mortgage Loan.

(2)           In the event that the Purchase Price is not sufficient to fund a Mortgage Loan in its entirety and Buyer withdraws funds from the accounts established under Section 6(k) of this Agreement pursuant to Section 10 (m)(1)(ii) above and to the extent that the withdrawal causes said account to be below the minimum amount required to be maintained by Seller in such account, Seller shall immediately and in no event less than two (2) Business Days deposit all funds necessary to maintain the minimum balance as required under Section 6(k) of this Agreement.  If Seller deposits sufficient funds as required by the prior sentence, the reduction in the account balance shall not constitute a breach under Section 6(k) of this Agreement.

(3)           Buyer agrees promptly to notify Seller after any such set-offs and applications made by Buyer under this Section 10 (m); provided, that the failure to give such notice shall not affect the validity of such set-off and application.

It is understood that Buyer’s right to liquidate the Mortgage Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555 (to the extent that Buyer is a “financial institution” or a “financial participant”) and 559 of Title 11 of the United States Code.

(o)           Business Days.  In the event the implementation of any fee or increase in rate occurs on any day that is not a Business Day, the implementation of such fee or increase in rate shall be extended such that it will not apply so long as Seller takes the required action no later than the next succeeding Business Day.  For example, if the 45th day after the Purchase Date occurs on a Saturday, the fee provided in Section 3(l) will not apply - and the Pricing Rate will not increase - if Seller repurchases the relevant Mortgage Loan on the next succeeding Business Day.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed as of the day and year first above written.

ATTEST:		NEW CENTURY BANK
d/b/a CUSTOMERS BANK

By:		By:	/s/ Glenn Hedde
Name:		Name:	Glenn Hedde
Title:		Title:	President, Warehouse Lending

ATTEST:		EXCEL MORTGAGE SERVICING, INC.

By:	/s/ Todd Taylor	By:	/s/ William Ashmore
Name:	Todd Taylor	Name:	William Ashmore
Title:	Secretary	Title:

ATTEST:		AMERIHOME MORTGAGE CORPORATION

By:	/s/ Todd Taylor	By:	/s/ William Ashmore
Name:	Todd Taylor	Name:	William Ashmore
Title:	Secretary	Title:

Signature Page to Master Repurchase Agreement

EXHIBIT I

REQUIRED DOCUMENTS

With respect to each Mortgage Loan, the Required Documents shall include each of the following items:

(i)            the original Mortgage Note, endorsed either on its face or by allonge attached thereto in blank or in the following form: “Pay to the order of                                                                   . without recourse”;

(ii)           originals or copies of any guarantee, security agreement or pledge agreement relating to any Additional Collateral, if applicable, and executed in connection with the Mortgage Note, assigned to Buyer;

(iii)          except as provided below, for each Mortgage Loan that is not a MERS Mortgage Loan, the original Mortgage, or a copy thereof certified by the public recording office in which such Mortgage has been recorded, and in the case of each MERS Mortgage Loan, the original Mortgage, noting the presence of the MIN for that Mortgage Loan and, if such Mortgage Loan was not a MERS Mortgage Loan at origination, the original Mortgage and the assignment to MERS, in each case with evidence of recording thereon, and the original recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon or if such Mortgage or power of attorney has been submitted for recording but has not been returned from the applicable public recording office, has been lost or is not otherwise available, a certified copy of such Mortgage or power of attorney, as the case may be, or, in the case of a Mortgage that has been lost, a copy thereof (certified as provided for under the laws of the appropriate jurisdiction) and a written opinion of counsel acceptable to Buyer that an original recorded Mortgage is not required to enforce Buyer’s interest in the Mortgage Loan;

(iv)          the original or a copy of each assumption, modification or substitution agreement, if any, relating to the Mortgage Loans, or, as to any assumption, modification or substitution agreement which cannot be delivered on or prior to the Purchase Date because of a delay caused by the public recording office where such assumption, modification or substitution agreement has been delivered for recordation, a photocopy of such assumption, modification or substitution agreement, pending delivery of the original thereof, together with an officer’s certificate of Seller acceptable to Buyer certifying that the copy of such assumption, modification or substitution agreement delivered to Buyer (or its custodian) is a true copy and that the original of such agreement has been forwarded to the public recording office;

(v)           in the case of each Mortgage Loan that is not a MERS Mortgage Loan, an original Assignment of Mortgage, in form and substance acceptable for recording.  The Mortgage shall be assigned to “                                        , without recourse”;

(vi)          in the case of each Mortgage Loan that is not a MERS Mortgage Loan, an original copy of any intervening Assignment of Mortgage showing a complete chain of assignments, or, in the case of an intervening Assignment of Mortgage that has been lost, a written opinion of counsel acceptable to Buyer that such original intervening Assignment of Mortgage is not required to enforce Buyer’s interest in the Mortgage Loans; and

(vii)         the original or a copy of lender’s title insurance policy or a copy of the title commitment.

If pursuant to the above, (1) the Mortgage was not delivered, (2) any intervening assignment was not delivered or (3) the title insurance policy was not delivered, Seller shall cause such documents to be delivered to Buyer immediately upon receipt by Seller.

2

EXHIBIT II

PURCHASE REQUEST

Company:	, 20

This is a request for NCB Warehouse Lending to purchase from us the Mortgage Loan described below, pursuant to the Master Repurchase Agreement governing purchases and sales of Mortgage Loans between us, dated as of                         , 20       (the “Agreement”), as follows:

BORROWER (S): (FIRST & LAST NAME)

ADDRESS:			CITY:

STATE:	ZIP:	COUNTY:

NOTE RATE:	TERM: (MONTHS)	FICO SCORE:	LTV:	CLTV:	PURPOSE: (CIRCLE LOAN TYPE)
Refinance Purchase

NOTE AMOUNT:		ORIGINATOR’S LOAN #:			MORTGAGE DATE:

INVESTOR:		COMMITMENT #:

PRICE:	COMMITMENT EXPIRATION DATE:	MIN #:

REQUESTED PURCHASE DATE:	AMT REQUESTED + AMT FROM MAINT ACCT = TOTAL WIRE AMT TO CLSG

$ $ =$

In support of the above referenced purchase, I enclose the following documents: (please check)

1.	☐	Originally executed Assignment of Mortgage/Deed of Trust, in blank, in proper form for recordation (with legal description). **If a MERS loan and a MERS member, you do not need an assignment.

2.	☐	If a MERS loan, within 3 days, proof of MERS registration showing New Century Bank listed as the Interim Funder. Our interim funder # is 1008768.

3.	☐

Executed Note endorsed in blank (if a refinance) or copy of Note to be executed at closing (if a purchase), the original of which we have instructed the Closing Agent to deliver directly to NCB Warehouse Lending upon execution. Include all Riders.

4.	☐	Copy of Loan Purchase Commitment from an Approved Investor covering this Loan.

5.	☐	Copy of closing protection letter from a title insurance company covering the Closing Agent.

6.	☐	Copy of Schedule A, B-1 and B-2 of the title insurance commitment covering the Loan.

7.	☐	Copy of Form 1003 signed by the borrower.

8.	☐	Copy of first two pages of the Appraisal. (Full Appraisal as required in the Master Repurchase Agreement.)

9.	☐	Copy of borrower Credit Report.

10.	☐	Copy of Verification of Employment.

11.	☐	Copy of Verification of Deposit.

12.	☐	If loan is already closed, a certified Executed true copy of HUD-1, and any additional exhibits.

13.	☐	If loan is already closed, a certified Executed true copy of the Mortgage/Deed of Trust, plus riders attached thereto.

14.	☐	Within 30 days, a copy of the FHA or VA Commitment to Insure is required.

PURCHASE REQUEST

I hereby certify on behalf of Seller that:

1.                            The information set forth herein is true, correct, and complete.

2.                            This Loan complies in all respects with the requirements of the Agreement and the Loan Purchase Commitment.  [This is not a Section 32 or other state high cost loan].

3.                            No underwriting condition imposed by the Take-out Investor as a condition of purchasing this Loan, will remain unsatisfied subsequent to closing.

4.                            The Closing Agent has been given written instructions by this company as follows:

A.                                   To hold the Advance funds In Trust For our company and to use them only to close the captioned Loan;

B.                                     After closing, to immediately deliver to NCB Warehouse Lending the executed Note (including original riders thereto), a copy of the HUD-1 and a certified copy of the executed Mortgage/Deed of Trust (also including riders);

C.                                     If the Loan does not close or disburse within one Business Day after the Advance Date, to immediately return the advance by federal wire to:

Atlantic Central Bankers Bank

Camp Hill, PA 17011

ABA# 031301752

For Credit to: New Century Bank

Phoenixville, PA 19460

Acct. # 220297

For Further Credit to: NCB Warehouse Lending

Account# 5321535

Reference Borrower’s Last Name

Please wire the Purchase funds as follows:

BANK NAME:

ABA NUMBER:	CITY / STATE:

INTERVENING BANK NAME (If Necessary):

ABA NUMBER:	CITY / STATE:

BENEFICIARY / ACCOUNT NAME:

ACCOUNT NUMBER:	PHONE NUMBER:

Very truly yours,

EXCEL MORTGAGE SERVICING, INC.

By:	(Authorized Signature)
Title:

If we have any questions regarding this loan, we should contact the following person:

Contact Name:	Phone Number:

2

EXHIBIT III

EXISTING INDEBTEDNESS